Exhibit 99.3

AMENDMENT NO. 66

TO THE

M&T BANK CORPORATION RETIREMENT SAVINGS PLAN

(January 1, 2020 Restatement)

Manufacturers and Traders Trust Company (the “Corporation”) hereby adopts this Amendment No. 66 to the M&T Bank Corporation Retirement Savings Plan (January 1, 2020 Restatement) (the “Plan”).

WITNESSETH

WHEREAS, under Section 12.7, the Corporation may amend the Plan; and

WHEREAS, the Corporation wishes to amend the Plan to enhance the Plan’s in-service withdrawal and distribution provisions and to make other changes.

NOW THEREFORE, the Plan is amended as follows, effective January 1, 2022:

FIRST CHANGE

Article 2 is amended to add the following definitions:

In-Plan Roth Conversion – the transfer of funds from an Account under the Plan to an In-Plan Roth Conversion Account as described in Section 4.9 without removing such funds from the Plan.

In-Plan Roth Conversion Account – see Sections 4.9 and 5.1.

SECOND CHANGE

Section 3.3 is amended to revise subsection (b)(4) to read as follows:

(4) Notwithstanding paragraph (3), if a Participant performs service in the uniformed services (as defined in Code Section 414(u)(l2)(B)) on active duty for a period of more than 30 days, the Participant will be deemed to have a severance from employment solely for purposes of eligibility to receive a distribution from the portion of Participant’s Account attributable to After-tax Contributions, Employee Pre-Tax Contributions, Roth Contributions, and Roth Rollover Contributions, and any other portion of Participant’s Account designated as eligible by the Plan Administrator and the Plan’s recordkeeper. However, the Plan will not distribute on account of this deemed severance unless the Participant specifically elects to receive a distribution. If a Participant elects to receive a distribution on account of this deemed severance, then the individual may not make any Employee Pretax Contribution during the six month period beginning on the date of the distribution. If a Participant would be entitled to a distribution on account of a deemed severance, and a distribution on account of another Plan provision that does not require a contribution suspension, then the other Plan provision will control and the six month suspension will not apply.

THIRD CHANGE

Section 3.3 is amended to add a new subsection (b)(5) to read as follows:

(5) If a Participant is ordered or called to active duty by reason of being a member of a reserve component (as defined in Code Section 72(t)(2)(G)(iii)(II)) on or after January 1, 2022 and for a period in excess of 179 days (or for an indefinite period), such Participant may elect to receive a qualified reservist distribution (as defined in Code Section 72(t)(G)) of the portion of their Account attributable to After-tax Contributions, Employee Pre-Tax Contributions, Roth Contributions, and Roth Rollover Contributions, and any other portion of Participant’s Account designated as eligible by the Plan Administrator and the Plan’s recordkeeper, provided the qualified reservist distribution occurs during the period which begins on the date of such order or call and ends at the close of the active duty period.

FOURTH CHANGE

Section 4.3 is amended to revise subsection (a) to read as follows:

(a) An Employee may make a “direct rollover” (within the meaning of T. Reg.§ l.40l(a)(31)-1) to the Plan of an “eligible rollover distribution” (within the meaning of Code Section 402(c)), including after-tax employee contributions, from a qualified plan described in Code Section 40l(a). The Plan will accept direct rollovers from a Roth 40l(k), which will be held in the Roth Rollover Account. In addition, the Plan will accept direct rollovers of funds which were previously subject to an in-plan Roth conversion, and such funds will be held in an In-Plan Roth Conversion Account.

FIFTH CHANGE

Article 4 is amended to add a new section 4.9 to read as follows:

Section 4.9 In-Plan Roth Conversions.

(a) In-Plan Roth Conversions may be made on or after January 1, 2022 in accordance with the provisions of this Section 4.9 and subject to an administrative procedure established by the Plan Administrator or the Plan’s recordkeeper that may include, subject to future guidance from the Internal Revenue Service, rules relating to the timing or such conversions, the frequency of such conversions, and the sub-Accounts to which a conversion election may be made.

(b) A Participant may elect to have any portion of his After-tax Contributions, Employee Pre-Tax Contributions, Rollover Contributions, and any other portion of his Account designated as eligible by the Plan Administrator and the Plan’s recordkeeper, to be treated as an In-Plan Roth Conversion. However, no portion of an Account which is attributable to an outstanding loan made pursuant to Article 7 shall be included in any In-Plan Roth Conversion.

(c) All In-Plan Roth Conversions shall be separately accounted for, and separately allocated within an In-Plan Roth Conversion Account (and any sub-Account thereof, as applicable), and to the extent applicable, shall retain any distribution limitations applicable to them prior to the conversion.

(d) All In-Plan Roth Conversions shall be subject to their own 5-taxable year period of participation and subject to the requirements of Internal Revenue Code Section 408A(d)(3)(F).

(e) The value of the sub-Accounts for which an In-Plan Roth Conversion has been elected will be determined as of the most recent Valuation Date. Once the conversion is made, the Participant shall be responsible for the taxable value of the conversion. Except as otherwise permitted by law, the taxable amount must be included in the Participant’s gross income during the taxable year of the Participant in which the conversion occurs.

(f) An In-Plan Roth Conversion made pursuant to this Section 4.9 shall be irrevocable and irreversible and cannot be undone or recharacterized in any manner.

SIXTH CHANGE

Section 5.1 is amended to revise subsection (a) to read as follows:

(a) An Account will be maintained for each Participant. A Participant’s Account will include sub-Accounts to separately account for the Employee Pretax Contributions, Employee Roth Contributions, In-Plan Rollover Conversions, Matching Contributions, RAA Contributions, Discretionary Contributions, After-tax Contributions, Rollover Contributions and Roth Rollover Contributions. The sub-Account for RAA Contributions is referred to as the Retirement Accumulation Account. The sub-Accounts for Employee Roth Contributions and Roth Rollover Contributions are referred to as the Roth Contributions Account and the Roth Rollover Account. Additional sub-Accounts will be maintained as needed to record dividends paid on shares of M&T Stock, and other types of contributions previously made under this Plan (or a predecessor plan) for which separate accounting is required. A statement of a Participant’s Account balance at each March 31, June 30, September 30, and December 31, will be provided within a reasonable time after those dates.

SEVENTH CHANGE

Section 6.1 is amended to revise subsection (a)(2) to read as follows:

(2) The maximum withdrawal cannot exceed the balance in the Participant’s Account minus (1) their Retirement Accumulation Account and Discretionary Contribution Account, (2) any earnings on Employee Pretax Contributions earned after December 31, 1988, (3) the portion of the Account attributable to Matching Contributions intended to satisfy the ADP test safe harbor of T. Reg. §l.401(k)-3(c) or qualified nonelective contributions and (4) the amount of any outstanding Plan loan. Withdrawals cannot be taken from a Participant’s Roth Contributions Account, Roth Rollover Account or In-Plan Roth Conversion Account.

EIGHTH CHANGE

Section 6.3 is amended to read as follows:

Section 6.3 Other In-Service Withdrawals.

Effective January 1, 2022, Participants may withdraw all or part of their After-tax Contributions, Rollover Contributions, and Roth Rollover Contributions while still an Employee, in accordance with procedures established by the Plan’s recordkeeper. In addition, a Participant may have other in-service withdrawal rights under Article 14.

NINTH CHANGE

Section 7.2 is amended to revise subsection (a) to read as follows:

(a) A Participant may not borrow from their Retirement Accumulation Account, Discretionary Contributions Account, Roth Contributions Account, Roth Rollover Account or In-Plan Roth Conversion Account. Except as provided in subsection (c), any reference to Account in this Article 7 does not include the Retirement Accumulation Account, Discretionary Contributions Account, Roth Contributions Account, Roth Rollover Account or In-Plan Roth Conversion Account, which are otherwise disregarded for all purposes of this Article 7.

TENTH CHANGE

Section 7.2 is amended to revise subsection (c) to read as follows:

(c) The minimum loan amount is $1,000. The maximum loan amount is the least of (1) $50,000, (2) 50% of the Participant’s vested Account balance (including their Roth Contributions Account, Roth Rollover Account and In-Plan Roth Conversion Account) as of the Valuation Date next preceding the loan processing date and (3) 100% of the Participant’s vested Account balance (excluding their Roth Contributions Account, Roth Rollover Account and In-Plan Roth Conversion Account) as of the Valuation Date next preceding the loan processing date. The $50,000 amount is reduced by the highest outstanding loan balance the Participant had during the 12 month period immediately preceding the loan date, from this Plan and from any other qualified plan maintained by the Employer or any Affiliate.

ELEVENTH CHANGE

Section 8.2 is amended to revise subsection (b)(2) to read as follows:

(2) If a mandatory distribution under paragraph (1) exceeds $1,000 (excluding the Participant’s Roth Contributions Account, Roth Rollover Account and In-Plan Roth Conversion Account), it will be paid in a direct rollover to an individual retirement account designated by the Committee, unless otherwise directed by the Participant or Beneficiary. In accordance with

T.Reg. §l.40l(k)-l(f)(4)(ii), the direct rollover requirements of this paragraph (2) apply separately to the Participant’s Roth Contributions Account and Roth Rollover Account. Accordingly, the aggregate of the Participant’s Roth Contributions Account and Roth Rollover Account must exceed $1,000 before they are required to be directly rolled over, and any direct rollover must be made to a designated Roth account under an applicable retirement plan described in Code Section 402A(e)(1) or to a Roth IRA described in Code Section 408A.

TWELFTH CHANGE

Section 8.3 is amended to read as follows:

Section 8.3 Method of Distribution.

(a) A Participant or Beneficiary entitled to a distribution under this Article 8 shall elect the method of distribution from the following options, provided any mandatory distribution (as described in Section 8.2(b)) shall only be distributed in accordance with option (1) and options (2) and (3) are only available on or after January 1, 2022:

(1) in a lump sum equal to the Participant’s full Account balance;

(2) payments in such amounts as may be requested by the Participant or Beneficiary from time to time and in accordance with procedures established by the Plan’s recordkeeper; or

(3) Payment of the amounts held in the Participant’s Account in monthly, quarterly, semi-annual or annual installments over a period of time designated by the Participant or Beneficiary as applicable. The amount of any installment distribution shall be determined as follows: the number of payments over which the Accounts are to be distributed shall first be determined; the first installment shall be an amount equal to the amount held in such Accounts as of the most recent Valuation Date preceding such determination, divided by the number of payments over which distribution is to be made; subsequent distributions shall be determined by dividing the Account or Accounts as adjusted as of the most recent Valuation Date preceding such determination by the total number of payments left to be made before total distribution is made. Notwithstanding the foregoing, the Participant or Beneficiary may elect to receive systematic installment payments of a specific dollar amount. If this method is elected, a Participant or Beneficiary may at any time change the installment terms, or elect to receive the entire remaining Account balance in a lump sum.

(b) All distributions will be made in cash, except that the portion of an Account invested in M&T Stock may be distributed in cash, in M&T Stock, or both, as elected by the Participant or Beneficiary.

THIRTEENTH CHANGE

Section 8.6 is amended to revise subsection (c) to read as follows:

(c) An “Eligible Retirement Plan” is any of the following that accepts a Distributee’s Eligible Rollover Distribution: (1) an individual retirement account described in Code Section 408(a); (2) an individual retirement annuity described in Code Section 408(b); (3) an annuity plan described in Code Section 403(a); (4) a qualified trust described in Code Section 40l(a); (5) an annuity contract described in Code Section 403(b); or (6) an eligible plan under Code Section 457(b) maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state that agrees to separately account for amounts transferred into the plan from this Plan. In the case of an Eligible Rollover Distribution from a Participant’s Roth Contributions Account, Roth Rollover Account or In-Plan Roth Conversion Account, Eligible Retirement Plan includes the recipients described in subsection (f)(3).

FOURTEENTH CHANGE

Section 8.6 is amended to revise subsection (f)(3) to read as follows:

(3) The portion of an Eligible Rollover Distribution attributable to a Participant’s Roth Contributions Account, Roth Rollover Account or In-Plan Roth Conversion Account may be transferred only to a designated Roth account under an applicable retirement plan described in Code Section 402A(e)(I), or to a Roth IRA described in Code Section 408A.

FIFTEENTH CHANGE

Section 8.7 is amended to revise subsection (a) to read as follows:

(a) A Participant’s Account will be divided between the Participant and an alternate payee, only as a separate interest, in accordance with the terms of a Qualified Domestic Relations Order. The Plan will comply with a Qualified Domestic Relations Order that directs the Plan to make a distribution to an alternate payee before the Participant may receive a distribution, even if the has not attained the earliest retirement age as defined in Code Section 414(p)(4)(B). If the Plan receives a Qualified Domestic Relations Order directing that all or a portion of a Participant’s Account be assigned to an alternate payee, the Participant’s Account will be charged the reasonable cost of processing and implementing the Qualified Domestic Relations Order to the extent the Participant or alternate payee does not pay the cost themselves. Costs will not be charged to the Participant’s Roth Contributions Account, Roth Rollover Account or In-Plan Roth Conversion Account unless they are the only sub-Accounts with a balance.

SIXTEENTH CHANGE

Section 8.8 is amended to revise subsection (a) to read as follows:

(a) Except as provided in subsection (c), a Participant must begin taking distributions from the Participant’s Account, or must take a full distribution of Participant’s Account, no later than April 1 of the calendar year following the calendar year in which the Participant has both attained age 70 1/2 and has terminated employment with the Employer (the “Required Beginning

Date”). The termination of employment requirement does not apply to a Participant who is a 5% owner (as defined in Code Section 416) of the Employer during the calendar year in which they attain age 70 1/2. Distribution of a Participant’s Account will be made in accordance with regulations issued by the Secretary of the Treasury at §§ l.401(a)(9)-l through l.401(a)(9)-9, which regulations override any distribution options in this Plan inconsistent with Section 401(a)(9).

SEVENTEENTH CHANGE

Section 8.8 is amended to revise subsection (c) to read as follows:

(c) A Participant who is required to receive a distribution under subsection (a) may elect to receive the distribution in annual installment payments (or change existing installment payments) instead of taking a full Account distribution, as follows:

EIGHTEENTH CHANGE

Section 8.8 is amended to revise subsection (c)(6) to read as follows:

(6) Installment payments will not be made from a Participant’s Roth Contributions Account, Roth Rollover Account or In-Plan Roth Conversion Account until after all amounts have been distributed from the other sub-Accounts in the Participant’s Account.

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 66 to be executed by the undersigned Vice President in its Human Resources Department.

WITNESS:	MANUFACTURERS AND TRADERS TRUST COMPANY

Sarah A. Siegel	By:	Joseph Rizzuto

	Date:	December 28, 2021